Exhibit 10.1

AMIRA FOODS INDIA LIMITED

13th May, 2011

Mr. Protik Guha

New Delhi

Sub: Promotion Letter

Dear Protik,

We are pleased to inform you that you have been promoted as the “President & Chief Executive Officer - India” w.e.f. 13th May, 2011 with the following terms and conditions:

1.             SALARY:

A)           You will be paid a total salary of Rs.30,10,000/- (Rupees Thirty Lakh Ten Thousand Only) CTC per annum all-inclusive. Please find the salary details in the attached annexure.

B)            Taxes: Profession taxes and other if applicable to be borne by you.

2.             REPORTING:

You will be continuing to report directly and dotted line reporting to the person nominated by the Management.

3.             PROBATION:

A)           As before, the notice period for relinquishing your services from the Company would be two month or two month’s salary in lieu of the notice period.

B)            If you are sent abroad by the Company for any business, training or any other official purpose, your notice period for relinquishing your services from the Company in the next 6 months (i.e.: 6 months after the completion of the foreign tour) will be of 3 months or 3 months salary in lieu of the notice period.

C)            The company shall be at liberty to relieve you from your services at any time during your service by paying the notice pay as per the terms of employment.

4.             GRATUITY: You will be entitled to the benefits of Gratuity in accordance with payment of Gratuity Act.

5.             TERMINATION OF SERVICES

As per policy the Management reserves the right to terminate this appointment on giving you two months payments in lieu thereof. Likewise you are requested to give two months notice or payment in lieu thereof in case you wish to tender your resignation, but in case of misconduct continuous Negligence & Fraud, no notice period pay will be given by the company

6.             SALARY REVIEW:

To ensure the success of each employee, periodic progress reviews are conducted by the Supervisors/Managers. Your salary review will be conducted annually.

7.             TRANSFER:

Your services can be transferred by the Company in such capacity as the Company may from time to time determine, from:

One location to another One department to another One project to another

On the exigencies of business and Company needs. It is a condition of employment that the Company can transfer you anywhere in India or abroad to any of the parent company’s subsidiary companies, joint ventures, associates and sister companies etc. as per needs.

Such transfers will not create for you any right to ask for revision in your salary or other terms and conditions of your services. Consequent to such transfers, you will be governed by the terms and conditions of service as applicable to your category of employees in the new place.

8.             PAST RECORD:

If any declaration given or information furnished by you to the Company proves to be false or if you are found to have willfully suppressed any material, information, you will be liable to removal from services without any notice or compensation whatsoever.

9.             OTHER WORKS:

You are appointed as a full time employee of the Company and you would devote yourself exclusively to the business of the Company. You will not take up any work for remuneration (part time or otherwise) or work in advisory capacity or directly or indirectly in any other trade or business during the employment with the Company without permission in writing from the MD of the Company.

10.          NO SOLICITATION FOR EMPLOYMENT:

During or after your employment you shall not solicit for employment nor offer employment to any person currently employed by the Company.

11.          OTHER TERMS:

A)           All other general rules and regulations of our organization and any changes thereof from time to time bind you.

B)            You must handle our company’s equipment and property diligently and carefully. On resignation or termination from employment you should handover Company’s equipments to your HOD by or before the Last working Day, if misplaced or stolen Company holds the right to deduct such amount equivalent to the cost of the Equipments from the Full and Final settlement amount or last salary or both payable to you.

C)            Since the position held by you is vital in terms of operations, you are expected to maintain utmost secrecy and confidentiality in all matters pertaining to our operations.

D)            Use of personal email and web surfing / chatting for personal uses is not permitted under any circumstance.

E)            Any office manuals, equipments, documents cannot be carried home except on approval from the HOD. Laptops and Blackberry’s should be handled as per the Company Policy.

F)            Your work in the Company will be subject to the rules and regulations of the Company, as promulgated and modified from time to time in relation to your conduct, discipline and other matters.

12.          RETIREMENT:

Your age of retirement from the services will be on completion of 55 years. However, you may be retired at any age before 55 years during your services in the establishment if you are unable to continue in service satisfactorily due to any form of physical or mental infirmity or not able to perform given work. The actual date of retirement will be the last working day of the calendar month in which your 55th birthday falls.

In addition to the above, all such rules and regulations as may be in operation at the time of your accepting the appointment with the Company as per the Employee Hand Book and as may be amended or altered from time to time at the discretion of the Company, will also apply to you.

After having read all conditions please sign the duplicate copy of this letter attached herewith and handover the same to our office at the earliest.

We look forward to working together to build a successful business. Yours Sincerely,

For AMIRA FOODS INDIA LTD.

/s/ Udhaya Gopal

Udhaya Gopal

Head-Human Resources

I accept the above terms and conditions

Employee:

Signature:	/s/ Protik Guha

AMIRA FOODS (INDIA) LIMITED

Increment Letter

Dated: - 18th October, 2011

E.Cord.	:	E0003
Name	:	Mr. Protik Guha
Designation	:	Chief Executive Officer

We are pleased to inform you that your Salary has been increased w.e.f 1st October, 2011 on the basis of your performance and now your revise salary will be as under:

Please find below your new Salary structure

	Particulars	Monthly	Yearly
(I) Fixed	Basic	1,71,334	20,56,000
	House Rent Allowance	85,667	10,28,000
	Transport Allowance	800	9,600
	Child Allowance	200	2,400
	Medical Allowance	1,250	15,000
	Special Allowance	83,417	10,01,000
Total (I)		34,7668	41,12,000
(II) Fixed Benefits	LTA	8,333	99,996
Total (II)		8,333	1,0000
(III) Other Benefits	Gratuity	8,237	98,844
	Driver Salary	12,500	1,50,000
	Car Maintenance	13,333	1,60,000
Total (III)		34,070	4,08,844

Total CTC (I)+(II)+(III)

Note: Car Maintenance taken as per last year expenses.

Please note that Income tax and other Taxes as applicable will be borne by you. Please acknowledge the same.

Please acknowledge the same

Thanking you

For Amira Foods (India) Limited

/s/ Udhaya Gopal
Udhaya Gopal

Head-Human Resource